Exhibit 10.7

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

2005 DIRECTORS’ DEFERRED COMPENSATION PLAN

(Effective as of January 1, 2005)

Krieg DeVault LLP

One Indiana Square, Suite 2800

Indianapolis, IN 46204-2079

www.kriegdevault.com

ADOPTION OF

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

2005 DIRECTORS’ DEFERRED COMPENSATION PLAN

Pursuant to resolutions adopted by the Board of Directors of the Federal Home Loan Bank of Indianapolis (the “Company”), the undersigned officers of the Company hereby adopt the Federal Home Loan Bank of Indianapolis 2005 Directors’ Deferred Compensation Plan, effective as of January 1, 2005, on behalf of the Company, in the form attached hereto.

Dated this 15th day of June, 2006.

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

By:	/s/ Paul C. Clabuesch
Paul C. Clabuesch, Chairman

By:	/s/ Charles L. Crow
Charles L. Crow, Vice Chairman

ATTEST:

By:	/s/ Jonathan R. West
Jonathan R. West, Corporate Secretary

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

2005 DIRECTORS’ DEFERRED COMPENSATION PLAN

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ARTICLE I

INTRODUCTION

Section 1.1 Purpose. The purpose of the Federal Home Loan Bank of Indianapolis 2005 Directors’ Deferred Compensation Plan (the “Plan”) is to permit members of the Board of Directors (the “Board”) of the Federal Home Loan Bank of Indianapolis (the “Bank”) to elect to defer all or a portion of the fees payable to them for their services as Board members. It is the intention of the Bank that the Plan constitute a deferred compensation arrangement that complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Consequently, the Plan will be administered and its provisions interpreted consistently with that intention.

Section 1.2 Effective Date; Plan Year. The “Effective Date” of the Plan is January 1, 2005. The “Plan Year” is the 12-month period beginning on each January 1 and ending on the next following December 31.

Section 1.3 Administration. The Plan will be administered by an administrative committee (the “Committee”) appointed by the Board, which will initially be the Human Resources Committee of the Board. The Committee, from time to time, may adopt any rules and procedures it deems necessary or desirable for the proper and efficient administration of the Plan that are consistent with the terms of the Plan. Any notice or document required to be given or filed with the Committee will be properly given or filed if delivered to or mailed, by registered mail, postage paid, to the Corporate Secretary of the Board of Directors, Federal Home Loan Bank of Indianapolis, 8250 Woodfield Crossing Boulevard, Suite 400, Indianapolis, Indiana 46240.

Section 1.4 Supplements. The provisions of the Plan may be modified by supplements to the Plan. The terms and provisions of each supplement are a part of the Plan and supersede any other provisions of the Plan to the extent necessary to eliminate any inconsistencies between the supplement and any other Plan provisions.

Section 1.5 Definitions. The following terms are defined in the Plan in the following Sections:

Term	Plan Section
Acceleration Event	4.7
Account	3.3
Bank	1.1
Board	1.1
Code	1.1
Director	2.1
Disabled	4.5(b)
Effective Date	1.2
Fees	3.1
Investment Account	7.2
Participant	2.2
Participant Deferral Contribution	3.1
Plan	1.1
Plan Year	1.2
Separation from Service	4.1(c)
Trust	7.1
Unforeseeable Emergency	3.2(e)

ARTICLE II

ELIGIBILITY AND PARTICIPATION

Section 2.1 Eligibility. Any duly elected and serving member of the Board (“Director”) may become a “Participant” in the Plan as of the later of the Effective Date or the date the individual becomes a Director.

Section 2.2 Participation. A Director will become a “Participant” by completing a deferral election form pursuant to Article III. A Participant will cease to be an active Participant effective as of the date the Plan is terminated or the date the Director is no longer serving as a Director, so that he will not be entitled to make deferrals under Article III on or after that date.

ARTICLE III

CONTRIBUTIONS AND ALLOCATIONS

Section 3.1 Participant Deferral Contributions. Subject to the terms and limitations of this Article III, a Participant may elect, pursuant to Section 3.2, to have all or a portion of his Fees payable in any Plan Year withheld by the Company and credited as a “Participant Deferral Contribution” under this Plan. The term “contribution” is used for ease of reference; however, credits are merely credits to each Participant’s Account, which is a bookkeeping account. The term “Fees” for purposes of this Plan means all fees payable to the Participant for a Plan Year for the Participant’s services as a Director.

Section 3.2 Deferral Elections. Participant Deferral Contributions will be withheld from a Participant’s Fees in accordance with the following terms and conditions.

(a)	Requirement for Deferral Elections. As a condition to the Bank’s obligation to withhold and the Committee’s obligation to credit Participant Deferral Contributions for the benefit of a Participant pursuant to Section 3.1, the Participant must complete and file a deferral election form with the Committee (in a format prescribed by the Committee).

(b)	Timing of Execution and Delivery of Elections. To be effective to defer any portion of a Participant’s Fees, a deferral election form must be filed with the Committee on or prior to the last day of the calendar year preceding the Plan Year in which the services giving rise to the Fees are performed. For example, to defer Fees payable with respect to services performed during the 2007 Plan Year, an election must be filed on or before December 31, 2006.

(c)	Initial Eligibility. In the case of the first Plan Year in which an individual becomes a Director, the deferral election form may be filed at any time within 30 days of the date the individual becomes a Director (rather than the date specified under subsection (b)). This initial election will only apply to Fees paid for services performed after the filing of the deferral election form. This special initial eligibility election rule will not apply if the Participant is or has been a participant in a deferred compensation arrangement required to be aggregated with this Plan under the rules of Code Section 409A.

(d)	Modification of Deferral Elections. Subject to the provisions of subsection 3.2(e), once made for a Plan Year, a deferral election will remain in effect for that Plan Year, unless and until the election is revoked or a new election filed. The revocation or new election must be filed in accordance with the requirements of subsection (b) above. No deferral election may be changed for Fees payable for a Plan Year after the last day of the election period described in subsection 3.2(b). For example, except as provided in subsection 3.2(e), any election in place for 2007 Fees may not be changed after December 31, 2006.

(e)	Unforeseeable Emergency. The Committee, in its sole discretion, may cancel a Participant’s election to defer Fees if the Committee determines the Participant has suffered an Unforeseeable Emergency. The cancellation will apply to the period after the Committee’s determination. The Participant must submit a signed statement of the facts causing the severe financial hardship and any other information required by the Committee, in its sole discretion. An “Unforeseeable Emergency” is a severe financial hardship of the Participant or beneficiary resulting from an illness or accident of the Participant or beneficiary, the Participant’s or beneficiary’s spouse, or the Participant’s or beneficiary’s dependent (as defined in Code Section 152(a)); loss of the Participant’s or beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); imminent foreclosure of or eviction from the Participant’s primary residence; the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication; the need to pay for the funeral expenses of a spouse or a dependent (as defined in Code Section 152(a)) or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or beneficiary.

Section 3.3 Plan Account. The Committee will establish and maintain an “Account” on the Bank’s records under the Plan for each Participant and will increase and decrease a Participant’s Account as provided in Section 3.5.

Section 3.4 Investment Credits. A Participant’s Account will be increased or decreased to reflect the increase or decrease in the value of the Investment Account established for the Participant pursuant to Section 7.2.

Section 3.5 Account Allocations. As of each accounting date, each Participant’s Account will be:

(i)	Increased by the amount credited to the Account under Section 3.1 since the last accounting;

(ii)	Increased or decreased by the amount determined under Section 3.4 since the last accounting; and

(iii)	Decreased by any payment made under Article IV.

The accounting date under this Section will be any date determined by the Committee. However, the accounting required under this Section must be made, at a minimum, as of the last day of each Plan Year quarter.

ARTICLE IV

BENEFIT PAYMENTS

Section 4.1 Time of Payment of Benefits. Except as provided in Sections 4.5 through 4.7, a Participant will receive or will begin to receive payment of his Account balance (as determined under Article III) within 90 days following the date specified for payment or the commencement of payment effectively elected by the Participant as provided in this Section.

(a)	Timing of Execution and Delivery of Payment Election. A Participant may elect the date his Account balance will be paid or will begin to be paid by completing and filing with the Committee an election form approved by the Committee. The specified date must be a date at least two years from the beginning of the Plan Year for which the first deferral under the Plan is made. To be effective, the election under this Section must be filed with the Committee no later than the later of: (i) the time the Participant first makes a deferral election under this Plan (or under any other plan required to be aggregated with this Plan pursuant to the requirements of Code Section 409A); or (ii) December 31, 2006. In lieu of specifying a date certain, a Participant may elect to have payment made or commenced within a specified period of time following the date the Participant experiences a “Separation from Service.” If no date is specified, payment will be made or commenced within 90 days following the Participant’s Separation from Service.

(b)	Change of Time of Payment. An election as to the date payment will be made or commenced may be changed by a Participant by filing a new payment election form with the Committee; provided, however, that: (i) the new election will not take effect until at least 12 months after the date the new election is filed, (ii) the single lump sum payment or the first payment of installment payments will be delayed for a period of not less than five years from the date the payment or first payment would otherwise have been made, and (iii) the new election is filed with the Committee at least 12 months prior to the date of the first scheduled payment under the Plan.

(c)	Separation form Service. “Separation from Service” means the date on which the Participant ceases to be a Director, for any reason.

Section 4.2 Method of Payment. Except as provided in Sections 4.5 through 4.7, the balance of a Participant’s Account will be distributed in cash in one of the following methods effectively elected by the Participant:

(a)	A single lump sum payment;

(b)	Annual installment payments over a period of two to 20 years; or

(c)	A combination of the methods specified in subsections (a) and (b).

Section 4.3 Method of Payment Elections.

(a)	Initial Election. A Participant may elect the method in which his Account balance will be paid to him under Section 4.2 in accordance with the terms and conditions of this Section. To make an election, a Participant must file an election with the Committee (on a form or forms prescribed by the Committee). To be effective, the Participant’s election of a payment method must be filed with the Committee by the later of: (i) the time the Participant first makes a deferral election under the Plan; or (ii) December 31, 2006. If no election is made or if the election is not timely or properly made, distribution will be made in the form of a single lump sum payment.

(b)	Change of Method of Payment. An election as to the manner of payment may not be changed after the payment has been made or payments have commenced. Prior to that time, a Participant may change his election by filing a new election form with the Committee; provided, however, that: (i) the new election will not take effect until at least 12 months after the date the new election is filed; (ii) the single lump sum payment or the commencement of installment payments with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made; and (iii) the new election is filed at least 12 months prior to the date of the first scheduled payment under the Plan.

(c)	Installments. If installment distributions are elected, the initial annual installment amount will be the Account balance otherwise payable in a single sum multiplied by a fraction, the numerator of which is one and the denominator of which is the total number of installment distributions. Subsequent annual installments will also be a fraction of the unpaid Account balance, the numerator of which is always one but the denominator of which is the denominator used in calculating the previous installment minus one. For example, if five annual installment payments are elected, the initial installment will be one-fifth of the vested single sum Account balance, the second installment will be one-fourth of the remaining Account balance and the third installment will be one-third of the remaining Account balance, and so on.

Section 4.4 Vesting. A Participant will be fully “vested” in his Account balance at all times.

Section 4.5 Death or Disability of the Participant. In the event a Participant Separates from Service due to the Participant’s Disability or if the Participant dies or becomes Disabled before he has received his entire Account balance, the unpaid balance will be paid to the Participant, or in the event of his death to his designated beneficiary or beneficiaries, in a single sum, within 90 days of the date of a determination by the Committee that the Participant is Disabled or within 90 days of the date of the Participant’s death.

(a)	Beneficiary Designations. A Participant may designate a beneficiary or beneficiaries to receive any amount payable under this Section as a result of his death. A Participant may change his designation of beneficiaries at any time by filing with the Committee a written notice of the change on a form approved by the Committee. Each beneficiary designation filed with the Committee will cancel all previously filed beneficiary designations. If no designation is in effect on the Participant’s death, or if the designated beneficiary does not survive the Participant, his beneficiary will be his surviving spouse, if any, and then his estate.

(b)	Disability. A Participant is “Disabled” for purposes of the Plan if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The Committee will be the sole and final judge of whether a Participant is Disabled for purposes of this Plan, after consideration of any evidence it may require, including the reports of any physician or physicians it may designate.

Section 4.6 Unforeseeable Emergency. In the event the Committee determines in its sole discretion that a Participant has experienced an Unforeseeable Emergency, as defined in Section 3.2(e), all or a portion of a Participant’s Account may be distributed no later than 90 days following such determination, in a single lump sum payment. The Participant must submit a signed statement of the facts causing the severe financial hardship and any other information required by the Committee, in its sole discretion. Payment under this section is subject to the following conditions:

(a)	The emergency must not be able to be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under this Plan.

(b)	The amount of the distribution must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution) and must take into account any additional compensation available due to cancellation of a deferral election under Section 3.2(e).

Section 4.7 Acceleration of Time of Payment. Except as provided in Section 4.6 or this Section, the time or schedule of payment of a Participant’s Account provided in Sections 4.1 through 4.5 may not be accelerated. The time or schedule of payment of a Participant’s Account may be accelerated in the following circumstances, each of which is an “Acceleration Event,” to a time that is no later than 90 days following the Committee’s determination that one of the Acceleration Events has occurred, and payment will be made in the form of a single lump sum:

(a)	Domestic Relations Order. The time or schedule of a payment from a Participant’s Account may be accelerated to make a payment to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

(b)	Conflicts of Interest. The time or schedule of a payment from a Participant’s Account may be accelerated as may be necessary to comply with a certificate of divestiture (as defined in Code Section 1043(b)(2)).

(c)	Income Inclusion Under Code Section 409A. The time or schedule of a payment from a Participant’s Account may be accelerated to pay the income tax, interest and penalties imposed if the Plan fails to meet the requirements of Code Section 409A; provided, however, such payment will not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.

(d)	Plan Termination. The time or schedule of payment or commencement of payments from a Participant’s Account may be accelerated when the Plan is terminated in accordance with one of the following:

(i)	The Company terminates the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross incomes in the latest of:

(A)	The calendar year in which the Plan termination occurs;

(B)	The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(C)	The first calendar year in which the payment is administratively practicable.

(ii)	The Company’s termination of Plan within the 30 days preceding or the 12 months following a change in control event (as defined in Treasury Regulation §1.409A-2(g)(4)(i)). For purposes of this paragraph the Plan may be terminated only if all substantially similar arrangements sponsored by the Company are terminated, so that the Participants in the Plan and all Participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated Plan and other arrangements within 12 months of the date of termination of the Plan and other arrangements.

(iii)	The Company’s termination of the Plan, provided that:

(A)	All arrangements sponsored by the Company, that would be aggregated with any terminated arrangement under Treasury Regulation §1.409A-1(c) if the Participant participated in all of the arrangements, are terminated;

(B)	No payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements;

(C)	All payments are made within 24 months of the termination of the arrangements; and

(D)	The Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under §1.409A-1(c) if the same Participant participated in both arrangements, at any time within five years following the date of termination of the Plan.

(iv)	Such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

ARTICLE V

PLAN ADMINISTRATION

Section 5.1 Appointment of the Committee. The Committee, or a duly authorized officer or officers of the Bank empowered by the Committee to act on its behalf under subsection 5.2(e), will be responsible for administering the Plan, and the Committee will be charged with the full power and the responsibility for administering the Plan in all its details.

Section 5.2 Powers and Responsibilities of the Committee.

(a)	Committee Powers. The Committee will have all powers necessary to administer the Plan, including the power to construe and interpret the Plan documents; to decide all questions relating to an individual’s eligibility to participate in the Plan; to determine the amount, manner and timing of any distribution of benefits or withdrawal under the Plan; to resolve any claim for benefits in accordance with Article VI, and to appoint or employ advisors, including legal counsel, to render advice with respect to any of the Committee’s responsibilities under the Plan. Any construction, interpretation, or application of the Plan by the Committee will be final, conclusive and binding.

(b)	Records and Reports. The Committee will be responsible for maintaining sufficient records to determine each Participant’s eligibility to participate in the Plan, and for purposes of determining the amount of contributions that may be made on behalf of the Participant under the Plan.

(c)	Rules and Decisions. The Committee may adopt such rules as it deems necessary, desirable, or appropriate in the administration of the Plan. All rules and decisions of the Committee will be applied uniformly and consistently to all Participants in similar circumstances. When making a determination or calculation, the Committee will be entitled to rely upon information furnished by a Participant or beneficiary, the Bank or the legal counsel of the Bank.

(d)	Application for Benefits. The Committee may require a Participant or beneficiary to complete and file with it an application for a benefit, and to furnish all pertinent information requested by it. The Committee may rely upon all such information so furnished to it, including the Participant’s or beneficiary’s current mailing address.

(e)	Delegation. The Committee may authorize one or more officers of the Bank to perform administrative responsibilities on its behalf under the Plan. Any such duly authorized officer will have all powers necessary to carry out the administrative duties delegated to such officer by the Committee.

Section 5.3 Liabilities. The individual members of the Committee will, in accordance with the Bank’s by-laws, be indemnified and held harmless by the Bank with respect to any alleged breach of responsibilities performed or to be performed hereunder.

Section 5.4 Disclosure to Participant Upon Separation from Service. Within 90 days of a Participant’s Separation from Service or a termination of the Plan, the Bank will provide the Participant a comprehensive statement setting forth the value of the Participant’s benefit and the date and manner in which such benefit, plus earnings or minus losses, will be paid out to the Participant.

Section 5.5 Plan Expenses. The expenses incurred for the administration and maintenance of the Plan will be paid by the Bank.

ARTICLE VI

BENEFIT CLAIMS

While a Participant or beneficiary need not file a claim to receive his benefit under the Plan, if he wishes to do so, a claim must be made in writing and filed with the Committee. If a claim is denied, the Committee will furnish the claimant with written notice of its decision. A claimant may request a review of the denial of a claim for benefits by filing a written request with the Committee. The Committee will afford the claimant a full and fair review of such request.

ARTICLE VII

FUNDING AND TRANSFERS

Section 7.1 Unfunded Status. All contributions credited to a Participant’s Account will be invested in an irrevocable “rabbi trust” (the “Trust”) to provide for the benefits created by the Plan. The Trust will be maintained in such a fashion that the Plan at all times for purposes of ERISA and the Code will be unfunded and will constitute a mere promise by the Bank to make Plan benefit payments in the future. Any and all rights created under this Plan will be unsecured contractual rights against the Bank.

Section 7.2 Investments. Subject to the provisions of Section 7.1, the Bank will establish an investment account for each Participant under the Trust (the “Investment Account”). The Investment Account will, consequently, at all times remain an asset of the Bank and will be subject to the claims of the Banks’ general creditors. A Participant may request that the Investment Account be allocated among available investment options established by the Committee or the Board from time to time under the Investment Account. The initial allocation request may be made at the time of enrollment. Investment allocation requests will remain effective until changed in accordance with procedures established by the Committee.

ARTICLE VIII

AMENDMENT AND TERMINATION OF THE PLAN

Section 8.1 Amendment of the Plan. The Bank may amend the Plan at any time in its sole discretion. Notwithstanding the foregoing, the Bank may not amend the Plan to reduce a Participant’s Account balance as determined on the day preceding the effective date of the amendment or to otherwise retroactively impair or adversely affect the rights of a Participant or beneficiary.

Section 8.2 Termination of the Plan. The Bank may terminate the Plan at any time in its sole discretion. Absent an amendment to the contrary, Plan benefits that had accrued prior to the termination will be paid at the times and in the manner provided for by the Plan at the time of the termination.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Governing Law. The Plan shall be construed, regulated and administered according to the laws of the State of Indiana, without reference to that state’s choice of law principles, except in those areas preempted by the laws of the United States of America in which case the federal laws will control.

Section 9.2 Headings and Gender. The headings and subheadings in the Plan have been inserted for convenience of reference only and will not affect the construction of the Plan provisions. In any necessary construction, the masculine will include the feminine and the singular the plural, and vice versa.

Section 9.3 Spendthrift Clause. No benefit or interest available under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of a Participant or a Participant’s beneficiary, either voluntarily or involuntarily.

Section 9.4 Counterparts. This Plan may be executed in any number of counterparts, each one constituting but one and the same instrument, and may be sufficiently evidenced by any one counterpart.

Section 9.5 No Enlargement of Employment Rights. Nothing contained in the Plan may be construed as a contract of employment between the Bank and any person, nor may the Plan be deemed to give any person the right to be retained as a director or limit the right of the Bank to dismiss a director.

Section 9.6 Limitations on Liability. Notwithstanding any other provision of the Plan, neither the Company nor any individual acting as an employee or agent of the Company will be liable to a Participant or any beneficiary for any claim, loss, liability or expense incurred in connection with the Plan, except when the same has been affirmatively determined by a court order or by the affirmative and binding determination of an arbitrator, to be due to the gross negligence or willful misconduct of that person.

Section 9.7 Incapacity of Participant or Beneficiary. If any person entitled to receive a distribution under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless a prior claim for the distribution has been made by a duly qualified guardian or other legal representative), then, unless and until a claim for the distribution has been made by a duly appointed guardian or other legal representative of the person, the Committee may provide for the distribution to be made to any other individual or institution then contributing toward or providing for the care and maintenance of the person. Any payment made for the benefit of the person under this Section will be a payment for the account of such person and a complete discharge of any liability of the Bank under and the Plan.

Section 9.8 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying on the evidence considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Section 9.9 Action by Bank. Any action required of or permitted by the Bank under the Plan will be by resolution of the Board, or by a person or persons authorized by resolution of the Board.

Section 9.10 Severability. In the event any provisions of the Plan are held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and endorsed as if the illegal or invalid provisions had never been contained in the Plan.

Section 9.11 Information to be Furnished by a Participant. A Participant, or any other person entitled to benefits under the Plan, must furnish the Committee with any and all documents, evidence, data or other information the Committee considers necessary or desirable for the purpose of administering the Plan. Benefit payments under the Plan are conditioned on a Participant (or other person who is entitled to benefits) furnishing full, true and complete data, evidence or other information to the Committee, and on the prompt execution of any document reasonably related to the administration of the Plan requested by the Committee.

Section 9.12 Attorneys’ Fees. If any action is commenced to enforce the provisions of the Plan, attorneys’ fees will be paid by the Bank.

Section 9.13 Binding on Successors. The Plan will be binding upon and inure to the benefit of the Bank and its successors and assigns, and the successors, assigns, designees and estates of a Participant. The Plan will also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan will preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of a Participant’s rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Bank, the term “Bank” will refer to such other organization and the Plan will continue in full force and effect.